Exhibit 10.1

THIRD AMENDMENT

TO
LICENSE AGREEMENT

This amendment (“Third Amendment”) to Agreement (defined below) is entered into by and between Sunovion Pharmaceuticals Inc. (formerly Cynapsus Therapeutics, Inc.) (“Sunovion”) and Aquestive Therapeutics, Inc. (formerly MonoSol Rx, LLC) (“Aquestive”) and is effective as of July 23, 2021 (the “Third Amendment Effective Date”). Capitalized terms not defined herein shall have the meaning set forth in the Agreement. Except as set forth in this Third Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

RECITALS

WHEREAS, Cynapsus Therapeutics, Inc. developed and owned patented technology related to the film-based drug delivery of the active pharmaceutical ingredient, Apomorphine;

WHEREAS, Aquestive Therapeutics, Inc. owns patented and trade secret proprietary technology related to film-based drug delivery systems which includes orally soluble film strips containing active pharmaceutical ingredients;

WHEREAS, under the Agreement, Cynapsus Therapeutics, Inc. obtained an exclusive right and license from Aquestive Therapeutics, Inc. in connection with the development and commercialization of Apomorphine for oral administration (the “Product”);

WHEREAS, Sunovion acquired Cynapsus Therapeutics, Inc. and all rights and licenses to its technology in October of 2016;

WHEREAS, the Parties to this Third Amendment wish to amend certain terms of that certain License Agreement (as amended) entered into by and between the Sunovion and Aquestive effective as of April 1, 2016 (the “Agreement”) to clarify the definition of the Field and certain sublicense rights and obligations of the Parties under the Agreement, as outlined below;

NOW, THEREFORE, the Parties agree as follows:

1.    Section 1.1.25 is deleted in its entirety and replaced with the following:

“1.1.25 "Field" means the indications in humans of: (a) the acute, intermittent treatment of hypomobility, "off' episodes associated with Parkinson's disease in patients that have motor fluctuations; (b) restless leg syndrome; (c) erectile dysfunction; and (d) treatment of motor fluctuations (“on-off” phenomena) in patients with Parkinson’s disease which are not sufficiently controlled by oral anti-Parkinson medication”

2.    Section 2.1.3 is deleted in its entirety and replaced with the following:

“Licensee shall have the right to sublicense the license rights set forth in this Section 2.1    to any Affiliate and to a Third Party subject to Licensor's prior written consent, which will not be unreasonably withheld. Notwithstanding the foregoing, the Licensee shall have the right to subcontract (and grant related sublicenses) for the manufacture of the Products with up to two (2) Third Parties (at any one time) without Licensor's prior written consent. Upon request, Licensee shall provide the names of the subcontract manufacturers to Licensor.

Licensee will be responsible for the performance and obligations of the sublicensee party under the Sublicense (the “Sublicensee Party”) and any and all other sublicensees subsequently granted a sublicense under and in accordance with the terms and conditions of the Sublicense by the Sublicensee Party (such sublicensees, collectively with the Sublicensee Party, referred to herein as the “Sublicensees”). Licensor will not be liable to Sublicensees for any matter in respect of, and will not be required to participate in, any challenges or disputes between Licensee and any Sublicensees under the Sublicense Agreement or otherwise and that nothing contained in this Agreement, express or implied, is intended to be or shall be, for the benefit of or enforceable by any Sublicensees, and Sublicensees shall not obtain any right as a third-party beneficiary under the this Agreement including, without limitation, any right to make any claim in respect of any debt, liability or obligation under this Agreement or otherwise against Licensor. Licensor and Licensee acknowledge and agree that Licensee may share a copy of this Agreement, and any amendments thereof, with the Sublicensees, and that Licensor may share a copy of Quarterly Royalty Reports and reports of any audits performed pursuant to the Agreement, or other reports or documents relating to Payments, with Licensor’s assignee of royalties and other amounts due to Licensor under the Agreement, subject to the provisions of confidentiality set forth herein.”

3.    The following shall be added after Section 7.4.5:

“7.4.5.1 Survival of Europe Sublicenses. Upon termination of this Agreement for any reason, upon the written request of any Sublicensee Party based in Europe (“Europe Sublicensee”) not then in breach of its sublicense agreement or the terms of this Agreement applicable to such Europe Sublicensee, Licensor will enter into a direct license from Licensor to such Europe Sublicensee on substantially the same terms as this Agreement, including without limitation all obligations of Licensee under this Agreement, taking into account any difference in license scope, the Europe Sublicensee Territory (as hereinafter defined) and duration of sublicense grant between the applicable sublicensee agreement with the Europe Sublicensee and this Agreement (each a “New License Agreement”). The Europe Sublicensee Territory shall be defined as all member states of the European Union (“EU”) and the European Economic Area (“EEA”) including Austria, Belgium, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Iceland, Ireland, Italy, Latvia, Lichtenstein, Lithuania, Luxemburg, Malta, Netherlands, Norway, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden, Switzerland and United Kingdom and any new member state of the EU and EEA shall automatically become part of the Europe Sublicensee Territory. Any member state of the EU and EEA which withdraws from the EU and/or EEA, as applicable, will remain part of the Europe Sublicensee Territory. Under any such New License Agreement between Licensor and Europe Sublicensee , the Europe Sublicensee will be required to pay to Licensor the same amounts in consideration for such direct grant as Licensor would have otherwise received from Licensee pursuant to this Agreement on account of such Europe Sublicensee’s sales of the Products had this Agreement not been terminated. Under such New License Agreement, the Parties agree that Licensor will not be bound by any grant of rights broader than, and will not be required to perform any obligation other than those rights and obligations contained in, this Agreement, and all applicable rights of Licensor set forth in this Agreement will be included in such New License Agreement.”

[Signatures to follow on next page.]

IN WITNESS WHEREOF, the Parties hereto have caused this Third Amendment to be executed by their duly authorized representatives to be effective as of the Third Amendment Effective Date stated above.

Sunovion Pharmaceuticals Inc.		Aquestive Therapeutics, Inc.

By:	/s/ Yumi Sato	By:	/s/ Lori Braender
Print Name:	Yumi Sato	Print Name::	Lori Braender
Title:	EVP, Chief Corporate Strategy Officer	Title	SVP, General Counsel